As filed with the Securities and Exchange Commission on February 25, 2008
Registration Number 333-137526

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Waste Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-1309529 (I.R.S. Employer Identification No.)
1001 Fannin Street, Suite 4000
Houston, Texas 77002
(713) 512-6200
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Waste Management, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002
(713) 512-6200
Attention: General Counsel
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee
Debt Securities
Common Stock, par value $0.01 per share	(1)	(1)	(1)	(1)
Preferred Stock
Warrants
Guarantees(2)
Units(3)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fees except for $40,338 that has already been paid with respect to $1,868,070,886 aggregate principal amount of securities that were previously registered pursuant to registration statement No. 333-97697 that were not sold thereunder pursuant to Rule 457(p) under the Securities Act of 1933, as amended (the “Securities Act”). The previously paid filing fees will be applied in lieu of the registration fees due for the first $376,990,654 aggregate initial offering price of securities offered with respect to this registration statement. Any additional fees will be paid in advance or on a pay-as-you-go basis.

(2)	We are also registering guarantees that Waste Management Holdings, Inc. may have with respect to debt securities we may issue. No separate consideration will be received for the guarantees. See inside facing page for information on the additional registrant guarantor.

(3)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

TABLE OF CONTENTS

TABLE OF ADDITIONAL REGISTRANT GUARANTORS
EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
Consent of Ernst & Young LLP
Statement of Eligibility of Trustee on Form T-1
Statement of Eligibility of Trustee on Form T-1
TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Address Including
	State or Other		Zip Code and
	Jurisdiction of	IRs Employer	Telephone Number
	Incorporation or	Identification	of Principal
Exact Name as Specified in Charter	Organization	Number	Executive Office

Waste Management Holdings, Inc.	Delaware	36-26660763	1001 Fannin Street
Suite 4000
Houston, Texas 77002

EXPLANATORY NOTE
     This Registration Statement on Form S-3 (registration No. 333-137526) of Waste Management, Inc. is being amended to (i) file the Statement of Eligibility of Trustee on Form T-1 for The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank, National Association, with respect to the senior indenture and the subordinated indenture and (ii) add the signature of Waste Management Holdings, Inc. as a co-registrant that is, or may potentially be, guarantor of some or all of the debt securities with respect to which offers and sales are registered under this Registration Statement, as originally intended in the filing of the Registration Statement on September 22, 2006. No changes or additions are being made hereby to the base prospectus that already forms a part of the Registration Statement. Accordingly, such base prospectus is being omitted from this filing.

1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated fees and expenses payable by the Company in connection with the registration of the securities registered hereby:

SEC Registration fee	$	*
Legal fees and expenses	$	+
Accounting fees and expenses	$	+
Printing fees	$	+
Rating agency	$	+
Trustee’s fees and expenses	$	+
Miscellaneous	$	+

Total	$

*	In accordance with Rule 456(b), we are deferring payment of the registration fee for the securities offered by this prospectus except for the amount of registration fees that was previously paid under registration statement No. 333-97697, which may be used for securities offered hereunder.

+	Estimated expenses are not presently known.
Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
     As permitted by the DGCL, the Company’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.
     The Company’s bylaws (the “bylaws”) provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, is or was a director or officer, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred, to the fullest extent authorized by the DGCL, provided that the Company shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Company or brought to enforce certain indemnification rights.
     The bylaws also provide that expenses incurred by an officer or director of the Company (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Company, provided that if required by the DGCL such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.
     The bylaws also provide that indemnification provided for in the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the bylaws shall not be adversely affected by any amendment, repeal, or modification of the bylaws; and that the Company may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the bylaws.
     In addition to the above, the Company has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Company as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the bylaws of the Company. The Company also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.
Item 16. Exhibits.
     See Exhibit Index attached hereto and incorporated by reference.
Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
          (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust indenture Act.
     (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 25th day of February 2008.

WASTE MANAGEMENT, INC.
/s/ David P. Steiner
David P. Steiner, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on February 25, 2008.

Signature	Title

/s/ David P. Steiner David P. Steiner	Chief Executive Officer and Director (Principal Executive Officer)

* Robert G. Simpson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Greg A. Robertson	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Pastora San Juan Cafferty	Director

* Frank M. Clark, Jr.	Director

* Patrick W. Gross	Director

* Thomas I. Morgan	Director

* John C. Pope	Director

Signature	Title

* W. Robert Reum	Director

* Steven G. Rothmeier	Director

* Thomas H. Weidemeyer	Director

* By: /s/ David P. Steiner David P. Steiner, Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, Waste Management Holdings, Inc. p certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 25, 2008.

WASTE MANAGEMENT HOLDINGS, INC.
/s/ Linda J. Smith
Linda J. Smith,
Vice President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on February 25, 2008.

Signature	Title

/s/ Don P. Carpenter Don P. Carpenter	President (Principal Executive Officer)

/s/ Greg A. Robertson Greg A. Robertson	Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)

/s/ Linda J. Smith Linda J. Smith	Director

EXHIBIT INDEX

Exhibit
Number	Description

**1.1	Form of Underwriting Agreement (Debt Securities).
**1.2	Form of Underwriting Agreement (Equity Securities).
3.1	Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
3.2	Bylaws (Incorporated herein by reference to Exhibit 3.2 to Current Report on Form 8-K filed March 2, 2007).
*3.3	Certificate of Incorporation of Waste Management Holdings, Inc.
*3.4	Bylaws of Waste Management Holdings, Inc.
*4.1	Specimen certificate of Common Stock.
4.2	Senior indenture dated as of September 10, 1997 (Incorporated herein by reference to Exhibit 4.1 to Current Report on Form 8-K filed September 24, 1997).
4.3	Subordinated indenture dated as of February 1, 1997 (Incorporated herein by reference to Exhibit 4.1 to Current Report on Form 8-K filed February 7, 1997).
**4.4	Form of Debt Securities.
**4.5	Form of Guarantee Agreement.
**4.6	Form of Warrant Agreement.
**4.7	Form of Unit Agreement.
*5.1	Legal opinion of John S. Tsai regarding the legality of the securities being registered under this registration statement.
12.1	Statement regarding computation of ratio of earnings to fixed charges (Incorporated herein by reference to Exhibit 12.1 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).
*23.1	Consent of John S. Tsai (included in Exhibits 5.1).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24	Powers of Attorney (Previously included on Page II-5 as part of the signature pages).
25.1	Statement of Eligibility of Trustee on Form T-1 with respect to the senior indenture.
25.2	Statement of Eligibility of Trustee on Form T-1 with respect to the subordinated indenture.

*	Previously filed as an exhibit to the Registration Statement.

**	To be filed by amendment to this Registration Statement or as an exhibit to a periodic report filed under the Securities Exchange Act of 1934, as amended.